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						UNITED STATES
				SECURITIES AND EXCHANGE COMMISSION
					Washington, D.C. 20549

						SCHEDULE 13D

			Under the Securities Exchange Act of 1934
					  (Amendment No. 3)

iManage, Inc.
					  (Name of Issuer)

Common Stock
				(Title of Class of Securities)

45245y105
						(CUSIP Number)

November 27, 2001
		(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

					/_X_/	Rule 13d-2(a)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
SEC 1745 (3-98)			Page 1 of 10

CUSIP No. 45245Y105				13D				Page 2 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management Co. LLC
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	SOURCE OF FUNDS			WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			- 4,915,075 -
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					- 4,915,075 -
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	- 4,915,075 -
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	20.9%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	OO, HC
----------------------------------------------------------------

CUSIP No. 45245Y105				13D				Page 3 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management, L.P.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4 SOURCE OF FUNDS		WC

----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			- 4,915,075 -
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					- 4,915,075 -
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	- 4,915,075 -
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	20.9%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IA, PN
----------------------------------------------------------------

CUSIP No. 45245Y105				13D				Page 4 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Growth Group LLC
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3 SEC USE ONLY
----------------------------------------------------------------
4	SOURCE OF FUNDS		WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			- 1,526,100 -
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					- 1,526,100 -
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	- 1,526,100 -
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	6.5%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	OO, IA
----------------------------------------------------------------

CUSIP No. 45245Y105				13D				Page 5 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Diversified Growth Fund
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3 SEC USE ONLY
----------------------------------------------------------------
4	SOURCE OF FUNDS		WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Massachusetts
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			- 2,761,600 -
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					- 2,761,600 -
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	- 2,761,600 -
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	11.7%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IV
----------------------------------------------------------------

CUSIP No. 45245Y105				13D			Page 6 of 10

ITEM 1.

This Schedule 13D is filed with respect to the Common Stock of iManage, Inc.

ITEM 2.

This Schedule 13D is filed on behalf of the following:

I. (a)RS Investment Management Co. LLC is a Delaware Limited Liability
Company.
(b) 388 Market Street, Ste 200, San Francisco, CA  94111
(c) holding company
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

II. (a)RS Investment Management, L.P. is a California Limited Partnership.
(b) 388 Market Street, Ste 200, San Francisco, CA  94111
(c) registered investment adviser
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

III. (a)RS Growth Group LLC is a Delaware Limited Liability
Company.
(b) 388 Market Street, Ste 200, San Francisco, CA  94111
(c) registered investment adviser
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

IV. (a)RS Diversified Growth Fund is a series of a Massachusetts
Business Trust.
(b) 388 Market Street, Ste 200, San Francisco, CA  94111
(c) investment company
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

CUSIP No. 45245Y105				13D			Page 7 of 10

ITEM 3
The securities with respect to which this Schedule 13D is filed were purchased by Funds managed by RSIM, L.P. and RS Growth Group LLC using working capital contributed by the Funds' respective partners and shareholders.

ITEM 4
This schedule is being filed based on a change in the ownership position of Funds managed by RSIM, L.P. and RS Growth Group LLC due to acquisitions. All shares are held for investment purposes only. The reporting persons may sell all or part or acquire additional securities of the Issuer depending on market conditions and other economic factors.

ITEM 5
The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13D that are beneficially owned by the persons listed in Item 2 are as follows:

RS Investment Mgmt Co. LLC		4,915,075	20.9%
RS Investment Mgmt, L.P.		4,915,075	20.9%
RS Growth Group LLC			1,526,100	 6.5%
RS Diversified Growth Fund		2,761,600	11.7%

All percentages in this table are based, pursuant to 13D-1(e) of the Securities Exchange Act of 1934, as amended, on 23,558,553 shares of Common Stock of the Issuer outstanding as of November 12, 2001.

RS Investment Mgmt Co. LLC is a Delaware Limited Liability
Company that is deemed to have shared dispositive power over 4,915,075 shares of the Issuer.

RS Investment Mgmt, L.P. is a California Limited Partnership that is deemed to have shared dispositive power over 4,915,075 shares of the Issuer.

RS Growth Group LLC is a Delaware Limited Liability
Company that is deemed to have shared dispositive power over 1,526,100 shares of the Issuer.

RS Diversified Growth Fund is an investment company that is part of a Massachusetts Business Trust with shared dispositive power over 2,761,600 shares of the Issuer.

CUSIP No. 45245Y105				13D			Page 8 of 10

The following is a list of transactions by the filing parties in the last 60 days:

ACCT		     DATE       SHARES    NET TRADE     TYPE

Sub-advised acct   09-27-01        3400           12345     open mkt purch
Sep acct           09-27-01        1100            3994     open mkt purch
Sub-advised acct   09-27-01        1100            3994     open mkt purch
DGF                09-27-01        9200           33405     open mkt purch
Sub-advised acct   09-27-01        3500           12708     open mkt purch
Sub-advised acct   09-28-01        5200           19907     open mkt purch
Sub-advised acct   09-28-01        1700            6800     open mkt purch
Sep acct           09-28-01        1700            6508     open mkt purch
Sep acct           09-28-01         600            2400     open mkt purch
Sub-advised acct   09-28-01        1700            6508     open mkt purch
Sub-advised acct   09-28-01         600            2400     open mkt purch
DGF                09-28-01       13800           52829     open mkt purch
DGF                09-28-01        4600           18400     open mkt purch
Sub-advised acct   09-28-01        5200           19907     open mkt purch
Sub-advised acct   09-28-01        1700            6800     open mkt purch
Sub-advised acct   10-01-01         700            2810     open mkt purch
Sep acct           10-01-01         200             803     open mkt purch
Sub-advised acct   10-01-01         200             803     open mkt purch
DGF                10-01-01        1700            6825     open mkt purch
Sub-advised acct   10-01-01         700            2810     open mkt purch
Sub-advised acct   10-02-01        5100           20069     open mkt purch
Sub-advised acct   10-02-01        1400            5530     open mkt purch
Sub-advised acct   10-02-01         600            2250     open mkt purch
Sep acct           10-02-01        3400           13379     open mkt purch
Sep acct           10-02-01         900            3555     open mkt purch
Sep acct           10-02-01         500            1875     open mkt purch
Sub-advised acct   10-02-01        1000            3935     open mkt purch
Sub-advised acct   10-02-01         300            1185     open mkt purch
Sub-advised acct   10-02-01         100             375     open mkt purch
DGF                10-02-01       14300           56272     open mkt purch
DGF                10-02-01        3800           15010     open mkt purch
DGF                10-02-01        2100            7875     open mkt purch
Sub-advised acct   10-02-01        2900           11412     open mkt purch
Sub-advised acct   10-02-01         800            3160     open mkt purch
Sub-advised acct   10-02-01         400            1500     open mkt purch
RS acct            10-02-01        6900           27152     open mkt purch
RS acct            10-02-01        1900            7505     open mkt purch
RS acct            10-02-01         900            3375     open mkt purch
RS acct            10-02-01        1100            4329     open mkt purch
RS acct            10-02-01         300            1185     open mkt purch
RS acct            10-02-01         100             375     open mkt purch
Sub-advised acct   10-03-01        2700           10655     open mkt purch
Sub-advised acct   10-03-01        3300           12738     open mkt purch
Sep acct           10-03-01        1400            5525     open mkt purch
Sep acct           10-03-01        1800            6948     open mkt purch
DGF                10-03-01        4400           17364     open mkt purch
DGF                10-03-01        5400           20844     open mkt purch
Sub-advised acct   10-03-01        2000            7893     open mkt purch
Sub-advised acct   10-03-01        2600           10036     open mkt purch
RS acct            10-03-01        4400           17364     open mkt purch
RS acct            10-03-01        5600           21616     open mkt purch
RS acct            10-09-01        2200            8936     open mkt purch
RS acct            10-09-01        2200            8936     open mkt purch
Sub-advised acct   10-11-01        1100            4950     open mkt sale
Sub-advised acct   10-11-01         300            1350     open mkt sale
DGF                10-11-01        1300            5850     open mkt sale
RS acct            10-11-01         600            2700     open mkt sale
RS acct            10-11-01         900            4050     open mkt sale
RS acct            10-11-01         500            2250     open mkt sale
RS acct            10-11-01         700            3150     open mkt sale
RS acct            10-11-01        2100            9450     open mkt sale
Sub-advised acct   10-19-01         300            1335     open mkt sale
Sub-advised acct   10-19-01         100             445     open mkt sale
DGF                10-19-01         400            1780     open mkt sale
RS acct            10-19-01         500            2225     open mkt sale
RS acct            10-19-01        1100            4895     open mkt sale
RS acct            10-22-01         100             425     open mkt purch
Sub-advised acct   10-23-01         100             450     open mkt sale
Sub-advised acct   10-23-01         300            1350     open mkt sale
Sub-advised acct   10-23-01         400            1787     open mkt sale
Sub-advised acct   10-23-01         200             893     open mkt sale
Sub-advised acct   10-23-01         100             447     open mkt sale
Sub-advised acct   10-23-01         100             447     open mkt sale
Sub-advised acct   10-23-01         100             447     open mkt sale
Sub-advised acct   10-23-01        1200            5360     open mkt sale
Sub-advised acct   10-23-01         700            3150     open mkt sale
Sep acct           10-23-01         200             900     open mkt sale
Sep acct           10-23-01        1100            4913     open mkt sale
Sep acct           10-23-01         400            1800     open mkt sale
Sub-advised acct   10-23-01         100             450     open mkt sale
Sub-advised acct   10-23-01         300            1350     open mkt sale
Sub-advised acct   10-23-01        1200            5360     open mkt sale
Sub-advised acct   10-23-01         100             447     open mkt sale
Sub-advised acct   10-23-01         800            3573     open mkt sale
Sub-advised acct   10-23-01         100             447     open mkt sale
Sub-advised acct   10-23-01         400            1800     open mkt sale
Sub-advised acct   10-23-01         300            1350     open mkt sale
DGF                10-23-01        1900            8550     open mkt sale
DGF                10-23-01        7900           35286     open mkt sale
DGF                10-23-01        3500           15633     open mkt sale
DGF                10-23-01        3800           17099     open mkt sale
Sub-advised acct   10-23-01         800            3600     open mkt sale
Sub-advised acct   10-23-01        1700            7593     open mkt sale
Sub-advised acct   10-23-01        2700           12060     open mkt sale
Sub-advised acct   10-23-01        1500            6750     open mkt sale
RS acct            10-23-01         500            2250     open mkt sale
RS acct            10-23-01        3100           13846     open mkt sale
RS acct            10-23-01        1000            4500     open mkt sale
RS acct            10-23-01        1000            4500     open mkt sale
RS acct            10-23-01        5500           24566     open mkt sale
RS acct            10-23-01        1800            8100     open mkt sale
Sub-advised acct   10-25-01         300            1365     open mkt sale
Sep acct           10-25-01         100             455     open mkt sale
Sub-advised acct   10-25-01         100             455     open mkt sale
Sub-advised acct   10-25-01         200             910     open mkt sale
DGF                10-25-01        1600            7280     open mkt sale
Sub-advised acct   10-25-01         600            2730     open mkt sale
RS acct            10-25-01         400            1820     open mkt sale
RS acct            10-25-01         800            3640     open mkt sale
RS acct            10-31-01         100             433     open mkt purch
RS acct            10-31-01         100             433     open mkt purch
RS acct            11-01-01       10400           46535     open mkt purch
RS acct            11-01-01        5000           22000     open mkt purch
Sub-advised acct   11-02-01         400            1860     open mkt sale
Sep acct           11-02-01         200             930     open mkt sale
Sub-advised acct   11-02-01         100             465     open mkt sale
Sub-advised acct   11-02-01         300            1395     open mkt sale
DGF                11-02-01        1900            8835     open mkt sale
Sub-advised acct   11-02-01         700            3255     open mkt sale
RS acct            11-02-01         500            2325     open mkt sale
RS acct            11-02-01         300            1395     open mkt sale
RS acct            11-02-01         600            2790     open mkt sale
DGF                11-05-01         400            1780     open mkt purch
Sub-advised acct   11-06-01         100             446     open mkt purch
Sep acct           11-06-01         100             446     open mkt purch
DGF                11-06-01        1300            5802     open mkt purch
Sub-advised acct   11-06-01         100             446     open mkt purch
RS acct            11-06-01         200             893     open mkt purch
Sub-advised acct   11-07-01         300            1500     open mkt sale
Sep acct           11-07-01         200            1000     open mkt sale
Sub-advised acct   11-07-01         400            2000     open mkt sale
DGF                11-07-01        2000           10000     open mkt sale
Sub-advised acct   11-07-01         700            3500     open mkt sale
RS acct            11-07-01         500            2500     open mkt sale
RS acct            11-07-01         900            4500     open mkt sale
Sub-advised acct   11-08-01         500            2457     open mkt purch
Sub-advised acct   11-08-01         700            3549     open mkt sale
Sep acct           11-08-01         400            1965     open mkt purch
Sep acct           11-08-01         400            2028     open mkt sale
Sub-advised acct   11-08-01         100             491     open mkt purch
Sub-advised acct   11-08-01         300            1521     open mkt sale
DGF                11-08-01        8900           43732     open mkt purch
DGF                11-08-01         600            3042     open mkt sale
Sub-advised acct   11-08-01         800            3931     open mkt purch
Sub-advised acct   11-08-01         200            1014     open mkt sale
RS acct            11-08-01        1100            5405     open mkt purch
RS acct            11-08-01        1600            8112     open mkt sale
RS acct            11-08-01        1100            5577     open mkt sale
Sub-advised acct   11-09-01         100             490     open mkt purch
Sub-advised acct   11-09-01         400            2082     open mkt sale
Sep acct           11-09-01         100             490     open mkt purch
Sep acct           11-09-01         400            2082     open mkt sale
Sub-advised acct   11-09-01         300            1561     open mkt sale
Sub-advised acct   11-09-01         300            1561     open mkt sale
DGF                11-09-01        1700            8330     open mkt purch
DGF                11-09-01        1600            8326     open mkt sale
DGF                11-09-01         100             520     open mkt sale
Sub-advised acct   11-09-01         100             490     open mkt purch
Sub-advised acct   11-09-01         600            3122     open mkt sale
RS acct            11-09-01         200             980     open mkt purch
RS acct            11-09-01         800            4163     open mkt sale
RS acct            11-09-01         500            2602     open mkt sale
Sub-advised acct   11-14-01         400            2080     open mkt sale
Sub-advised acct   11-14-01         700            3640     open mkt sale
Sep acct           11-14-01         400            2080     open mkt sale
Sep acct           11-14-01         700            3640     open mkt sale
Sub-advised acct   11-14-01         300            1560     open mkt sale
Sub-advised acct   11-14-01         100             520     open mkt sale
Sub-advised acct   11-14-01         100             520     open mkt sale
Sub-advised acct   11-14-01         200            1040     open mkt sale
Sub-advised acct   11-14-01         100             520     open mkt sale
Sub-advised acct   11-14-01         300            1560     open mkt sale
Sub-advised acct   11-14-01         200            1040     open mkt sale
Sub-advised acct   11-14-01         300            1560     open mkt sale
DGF                11-14-01        1800            9360     open mkt sale
DGF                11-14-01        3700           19239     open mkt sale
Sub-advised acct   11-14-01         600            3120     open mkt sale
Sub-advised acct   11-14-01        1200            6240     open mkt sale
RS acct            11-14-01         800            4160     open mkt sale
RS acct            11-14-01        1600            8320     open mkt sale
RS acct            11-14-01         500            2600     open mkt sale
RS acct            11-14-01        1000            5200     open mkt sale
Sub-advised acct   11-15-01        1100            5793     open mkt sale
Sub-advised acct   11-15-01         400            2120     open mkt sale
Sep acct           11-15-01        1100            5793     open mkt sale
Sep acct           11-15-01         400            2120     open mkt sale
Sub-advised acct   11-15-01         200            1053     open mkt sale
Sub-advised acct   11-15-01         400            2107     open mkt sale
Sub-advised acct   11-15-01         500            2633     open mkt sale
Sub-advised acct   11-15-01         100             527     open mkt sale
Sub-advised acct   11-15-01         100             527     open mkt sale
Sub-advised acct   11-15-01         300            1580     open mkt sale
Sub-advised acct   11-15-01         100             527     open mkt sale
Sub-advised acct   11-15-01         100             530     open mkt sale
Sub-advised acct   11-15-01         100             530     open mkt sale
Sub-advised acct   11-15-01         400            2120     open mkt sale
DGF                11-15-01        5400           28439     open mkt sale
DGF                11-15-01        1700            9010     open mkt sale
Sub-advised acct   11-15-01        1900           10006     open mkt sale
Sub-advised acct   11-15-01         600            3180     open mkt sale
RS acct            11-15-01         800            4213     open mkt sale
RS acct            11-15-01        1500            7900     open mkt sale
RS acct            11-15-01         100             530     open mkt sale
RS acct            11-15-01         700            3710     open mkt sale
RS acct            11-15-01        1500            7900     open mkt sale
RS acct            11-15-01         500            2650     open mkt sale
Sub-advised acct   11-16-01        2800           15301     open mkt sale
Sub-advised acct   11-16-01         300            1639     open mkt sale
Sub-advised acct   11-16-01        2200           12023     open mkt sale
Sep acct           11-16-01        1700            9290     open mkt sale
Sub-advised acct   11-16-01        1700            9290     open mkt sale
DGF                11-16-01         800            4372     open mkt sale
DGF                11-16-01        6500           35521     open mkt sale
DGF                11-16-01        8100           44265     open mkt sale
Sub-advised acct   11-16-01         600            3279     open mkt sale
Sub-advised acct   11-16-01        3700           20220     open mkt sale
Sub-advised acct   11-16-01        1800            9837     open mkt sale
RS acct            11-16-01         800            4372     open mkt sale
RS acct            11-16-01        6000           32789     open mkt sale
RS acct            11-16-01        5800           31696     open mkt sale
Sub-advised acct   11-19-01         100             612     open mkt sale
Sub-advised acct   11-19-01         600            3670     open mkt sale
Sub-advised acct   11-19-01         700            4282     open mkt sale
Sub-advised acct   11-19-01         500            3058     open mkt sale
Sub-advised acct   11-19-01         100             615     open mkt sale
Sub-advised acct   11-19-01         500            3075     open mkt sale
Sub-advised acct   11-19-01         100             615     open mkt sale
Sub-advised acct   11-19-01         400            2460     open mkt sale
Sub-advised acct   11-19-01         200            1230     open mkt sale
Sub-advised acct   11-19-01         100             615     open mkt sale
Sub-advised acct   11-19-01        1100            6765     open mkt sale
Sep acct           11-19-01         600            3670     open mkt sale
Sep acct           11-19-01         800            4920     open mkt sale
Sub-advised acct   11-19-01         600            3670     open mkt sale
Sub-advised acct   11-19-01         800            4920     open mkt sale
DGF                11-19-01        5200           31806     open mkt sale
DGF                11-19-01        7100           43664     open mkt sale
Sub-advised acct   11-19-01         400            2447     open mkt sale
Sub-advised acct   11-19-01        1800           11010     open mkt sale
Sub-advised acct   11-19-01         100             615     open mkt sale
Sub-advised acct   11-19-01        2800           17219     open mkt sale
RS acct            11-19-01        1000            6116     open mkt sale
RS acct            11-19-01        1400            8563     open mkt sale
RS acct            11-19-01        1100            6765     open mkt sale
RS acct            11-19-01        2100           12915     open mkt sale
RS acct            11-19-01        2100           12845     open mkt sale
RS acct            11-19-01        2700           16604     open mkt sale
Sub-advised acct   11-20-01         600            3720     open mkt sale
Sep acct           11-20-01         200            1240     open mkt sale
Sub-advised acct   11-20-01         200            1240     open mkt sale
DGF                11-20-01        1800           11160     open mkt sale
Sub-advised acct   11-20-01         700            4340     open mkt sale
RS acct            11-20-01         700            4340     open mkt sale
RS acct            11-20-01         100             620     open mkt sale
RS acct            11-20-01         700            4340     open mkt sale
Sub-advised acct   11-26-01        3100           19219     open mkt sale
Sub-advised acct   11-26-01         200            1300     open mkt sale
Sub-advised acct   11-26-01         400            2600     open mkt sale
Sub-advised acct   11-26-01        8400           52078     open mkt sale
Sub-advised acct   11-26-01        1500            9750     open mkt sale
DGF                11-26-01        3800           23559     open mkt sale
DGF                11-26-01       10200           63238     open mkt sale
DGF                11-26-01        1300            8060     open mkt sale
DGF                11-26-01        2800           18199     open mkt sale
Sub-advised acct   11-26-01        2700           16739     open mkt sale
Sub-advised acct   11-26-01         500            3250     open mkt sale
RS acct            11-26-01        3700           22939     open mkt sale
RS acct            11-26-01        4000           24799     open mkt sale
RS acct            11-26-01         800            4960     open mkt sale
RS acct            11-26-01         200            1240     open mkt sale
RS acct            11-26-01         100             620     open mkt sale
RS acct            11-26-01        1500            9300     open mkt sale
RS acct            11-26-01        1900           12350     open mkt sale
RS acct            11-26-01       69800          432746     open mkt sale
RS acct            11-26-01       12700           82547     open mkt sale

CUSIP No. 45245Y105				13D			Page 9 of 10

ITEM 6
Please refer to Item 5.

ITEM 7
The following exhibits are filed herewith:

Exhibit A - Joint Filing Agreement

ITEM 8
						SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	November 28, 2001

RS INVESTMENT MANAGEMENT CO. LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS INVESTMENT MANAGEMENT, L.P.
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS GROWTH GROUP LLC
By:  RS Investment Management, L.P.
	Managing Member
	By:  /s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer

RS DIVERSIFIED GROWTH FUND
By:	RS Investment Management, L.P.
	Investment Adviser
	By:	/s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer

CUSIP No. 45245Y105				13D			Page 10 of 10

EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(f)(1). Each of them is responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is accurate.

Dated:	November 28, 2001

RS INVESTMENT MANAGEMENT CO. LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS INVESTMENT MANAGEMENT, L.P.
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS GROWTH GROUP LLC
By:  RS Investment Management, L.P.
	Managing Member
	By:  /s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer

RS DIVERSIFIED GROWTH FUND
By:	RS Investment Management, L.P.
	Investment Adviser
	By:	/s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer